Exhibit (g)(4)

MANAGEMENT FEE WAIVER AGREEMENT

NB CROSSROADS PRIVATE MARKETS ACCESS FUND LLC

1290 Avenue of the Americas
New York, New York 10104

Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, New York 10104

Dear Ladies and Gentlemen:

Neuberger Berman Investment Advisers LLC (the “Adviser”) hereby agrees, that for the period beginning on the commencement of operations (“Commencement Date”) of the NB Crossroads Private Markets Access Fund LLC (the “Fund”) until December 31, 2021 (“Limitation Period”), to reduce its Management Fee to 0.50% (50bps) per annum of the average monthly net assets (“Initial Fee Waiver”).

The Adviser further agrees that effective on the Commencement Date until December 31, 2022, the Adviser will further reduce its Management Fee to 0.25% (25bps) per annum of the average monthly net assets (“Additional Fee Waiver”).

Neither the Initial Fee Waiver nor the Additional Fee Waiver shall apply to nor have any effect on the Incentive Fee pursuant to the terms of the Investment Advisory Agreement dated October 22, 2020.

This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.  Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Managers of the Fund, including a majority of the Managers who are not “interested persons” of the Fund as that term is defined in the Investment Company Act of 1940.  This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The foregoing Agreement is hereby accepted on December 15, 2020, as amended on January 19, 2022.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

NB CROSSROADS PRIVATE MARKETS ACCESS FUND LLC

By:	/s/ James Bowden
Name:	James Bowden
Title:	President and Chief Executive Officer

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By: /s/ Brian Kerrane
Name: Brian Kerrane
Title: Managing Director